Exhibit 99

NVE Corporation Reports Second Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—October 18, 2023—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter and six months ended September 30, 2023.

Total revenue for the second quarter of fiscal 2024 decreased 33% to $7.13 million from $10.7 million for the prior-year quarter. The decrease was due to a 32% decrease in product sales and a 92% decrease in contract research and development revenue. Net income for the second quarter of fiscal 2024 decreased 22% to $4.72 million, or $0.98 per diluted share, compared to $6.09 million, or $1.26 per share, for the prior-year quarter.

For the first six months of fiscal 2024, total revenue decreased 12% to $16.0 million from $18.1 million for the first six months of the prior year. The decrease was due to a 10% decrease in product sales and a 68% decrease in contract research and development revenue. Net income decreased 11% to $9.13 million, or $1.89 per diluted share, from $10.2 million, or $2.12 per share, for the first half of fiscal 2023.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable November 30, 2023, to shareholders of record as of October 30, 2023.

“We are pleased to report solid earnings for the quarter and six months despite a decrease in defense-related product sales and a semiconductor industry downturn,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store, and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results, or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as our reliance on several large customers for a significant percentage of revenue, uncertainties related to the economic environments in the industries we serve, uncertainties related to future sales and revenues, risks of credit losses, risks and uncertainties related to future dividend payments, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, as updated in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

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NVE CORPORATION STATEMENTS OF INCOME QUARTERS AND SIX MONTHS ENDED SEPTEMBER 30, 2023 AND 2022 (Unaudited)
	Quarter Ended September 30,
	2023	2022
Revenue
Product sales	$7,117,122	$10,514,539
Contract research and development	16,154	203,285
Total revenue	7,133,276	10,717,824
Cost of sales	1,599,866	2,402,781
Gross profit	5,533,410	8,315,043
Expenses
Research and development	683,208	669,978
Selling, general, and administrative	433,785	435,625
Provision for credit losses	(202,926)	-
Total expenses	914,067	1,105,603
Income from operations	4,619,343	7,209,440
Interest income	512,092	351,375
Income before taxes	5,131,435	7,560,815
Provision for income taxes	407,869	1,470,442
Net income	$4,723,566	$6,090,373
Net income per share – basic	$0.98	$1.26
Net income per share – diluted	$0.98	$1.26
Cash dividends declared per common share	$1.00	$1.00
Weighted average shares outstanding
Basic	4,833,401	4,830,826
Diluted	4,840,770	4,830,956
	Six Months Ended Sept. 30,
	2023	2022
Revenue
Product sales	$15,817,214	$17,587,500
Contract research and development	147,476	466,731
Total revenue	15,964,690	18,054,231
Cost of sales	3,679,489	4,054,628
Gross profit	12,285,201	13,999,603
Expenses
Research and development	1,379,200	1,271,896
Selling, general, and administrative	908,900	806,946
Provision for credit losses	9,514	-
Total expenses	2,297,614	2,078,842
Income from operations	9,987,587	11,920,761
Interest income	948,618	634,436
Income before taxes	10,936,205	12,555,197
Provision for income taxes	1,808,909	2,324,707
Net income	$9,127,296	$10,230,490
Net income per share – basic	$1.89	$2.12
Net income per share – diluted	$1.89	$2.12
Cash dividends declared per common share	$2.00	$2.00
Weighted average shares outstanding
Basic	4,832,786	4,830,826
Diluted	4,840,688	4,830,927

NVE CORPORATION BALANCE SHEETS SEPTEMBER 30 AND MARCH 31, 2023

	(Unaudited) Sept. 30, 2023	March 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$6,953,448	$1,669,896
Marketable securities, short-term (amortized cost of $7,302,714 as of September 30, 2023, and $15,696,135 as of March 31, 2023)	7,224,056	15,513,095
Accounts receivable, net of allowance for credit losses of $15,000	2,915,762	6,523,344
Inventories	6,967,766	6,417,010
Prepaid expenses and other assets	1,064,853	663,459
Total current assets	25,125,885	30,786,804
Fixed assets
Machinery and equipment	10,501,096	10,484,365
Leasehold improvements	1,956,309	1,956,309
	12,457,405	12,440,674
Less accumulated depreciation and amortization	11,250,170	11,095,236
Net fixed assets	1,207,235	1,345,438
Deferred tax assets	1,395,430	572,038
Marketable securities, long-term (amortized cost of $41,467,512 as of September 30, 2023, and $37,495,846 as of March 31, 2023)	39,623,299	36,125,047
Right-of-use asset – operating lease	358,590	425,843
Total assets	$67,710,439	$69,255,170

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$244,236	$281,712
Accrued payroll and other	539,452	1,375,250
Operating lease	177,585	175,798
Total current liabilities	961,273	1,832,760
Operating lease	260,509	342,908
Total liabilities	1,221,782	2,175,668

Shareholders’ equity
Common stock, $0.01 par value, 6,000,000 shares authorized; 4,833,401 issued and outstanding as of September 30, 2023, and 4,830,826 as of March 31, 2023	48,334	48,308
Additional paid-in capital	19,529,791	19,295,442
Accumulated other comprehensive loss	(1,502,147)	(1,213,858)
Retained earnings	48,412,679	48,949,610
Total shareholders’ equity	66,488,657	67,079,502
Total liabilities and shareholders’ equity	$67,710,439	$69,255,170